Preformed Line Products Announces Second Quarter And First Half 2017 Results

MAYFIELD VILLAGE, Ohio, Aug. 4, 2017 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for its second quarter and first six months of 2017.

Net income for the quarter ended June 30, 2017 was $4.2 million, or $.81 per diluted share, compared to $2.8 million, or $.53 per diluted share, for the comparable period in 2016.

Net sales in the second quarter of 2017 increased 17% to $97.5 million, compared to $83.2 million in the second quarter of 2016.

Net income for the six months ended June 30, 2017 was $5.7 million, or $1.11 per diluted share, compared to $5.4 million, or $1.04 per diluted share, for the comparable period in 2016.

Net sales increased 12% to $182.1 million for the first six months of 2017 compared to $161.9 million in the first six months of 2016.

Currency translation rates favorably impacted net sales by $1.4 million for the first six months and less than $.1 million for the quarter ended June 30, 2017. Currency had a negative impact on net income for each of the same periods of less than $.1 million.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our sales momentum from the first quarter continued to strengthen as we achieved year-over-year, double-digit sales growth across each of our segments in the second quarter. While raw material costs have remained higher, we also expanded our gross profit nearly eleven percent. We have leveraged our cost structure to deliver our strongest bottom line results for this period in the last three years."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, the Company's ability to strengthen and retain relationships with the Company's customers and expanding geographically, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2016 Annual Report on Form 10-K filed with the SEC on March 10, 2017 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months June 30		Six Months June 30
	2017	2016	2017	2016

Net sales	$ 97,512	$ 83,220	$ 182,081	$ 161,903
Cost of products sold	67,839	56,414	127,743	110,807
GROSS PROFIT	29,673	26,806	54,338	51,096

Costs and expenses
Selling	8,626	8,183	16,910	15,814
General and administrative	10,772	10,962	21,101	21,049
Research and engineering	3,612	3,609	7,301	7,347
Other operating expense (income) - net	369	(27)	474	(880)
	23,379	22,727	45,786	43,330

OPERATING INCOME	6,294	4,079	8,552	7,766

Other income (expense)
Interest income	160	68	264	143
Interest expense	(277)	(166)	(577)	(324)
Other income (expense) - net	81	(208)	137	(156)
	(36)	(306)	(176)	(337)

INCOME BEFORE INCOME TAXES	6,258	3,773	8,376	7,429

Income taxes	2,102	1,018	2,702	2,016

NET INCOME	$ 4,156	$ 2,755	$ 5,674	$ 5,413

BASIC EARNINGS PER SHARE
Net Income	$ 0.81	$ 0.53	$ 1.11	$ 1.04

DILUTED EARNINGS PER SHARE
Net Income	$ 0.81	$ 0.53	$ 1.11	$ 1.04

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.40

Weighted-average number of shares outstanding - basic	5,116	5,186	5,117	5,198

Weighted-average number of shares outstanding - diluted	5,127	5,208	5,132	5,218

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Thousands of dollars, except share and per share data)	2017	2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 28,002	$ 30,737
Accounts receivable, less allowances of $3,221 ($3,210 in 2016)	79,686	63,415
Inventories - net	75,498	74,484
Prepaids	4,040	12,035
Other current assets	8,290	8,436
TOTAL CURRENT ASSETS	195,516	189,107

Property, plant and equipment - net	107,234	105,104
Other intangibles - net	10,468	10,475
Goodwill	16,478	15,769
Deferred income taxes	10,897	10,208
Other assets	10,978	10,274

TOTAL ASSETS	$ 351,571	$ 340,937

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 24,145	$ 21,978
Notes payable to banks	1,379	1,315
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	12,355	10,040
Accrued expenses and other liabilities	19,753	20,674
TOTAL CURRENT LIABILITIES	59,080	55,455

Long-term debt, less current portion	36,570	42,943
Other noncurrent liabilities and deferred income taxes	19,324	18,996

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,115,981 and
5,117,753 issued and outstanding, as of June 30, 2017 and December 31, 2016	12,514	12,508
Common shares issued to rabbi trust, 297,840 and 297,281 shares at
June 30, 2017 and December 31, 2016, respectively	(12,089)	(12,054)
Deferred Compensation Liability	12,089	12,054
Paid-in capital	25,916	24,629
Retained earnings	306,979	303,415
Treasury shares, at cost, 1,140,816 and 1,136,443 shares at
June 30, 2017 and December 31, 2016, respectively	(59,880)	(59,640)
Accumulated other comprehensive loss	(48,932)	(57,369)
TOTAL SHAREHOLDERS' EQUITY	236,597	223,543

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 351,571	$ 340,937

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246